Exhibit 2.7

IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS HOUSTON DIVISION			ENTERED 07/22/2014

In Re:	§	Chapter 11
§
DIGERATI TECHNOLOGIES, INC.,	§	Case No. 13-33264
§
Debtor.	§

ORDER AUTHORIZING THE SALE OF
109% EQUITY INTERESTS OF HURLEY ENTERPRISES, INC.
AND GRANTING RELATED RELIEF
(Relates to Dkt. No. 807)

Upon consideration of the Agreed Order Confirming the Joint Plan of Reorganization Filed by Plan Proponents (the "Confirmation Order") [Dkt. No 795], the chapter 11 plan confirmed thereby (the "Plan"), the Order Approving Amended Bidding Procedures for the Auction of Hurley Enterprises, Inc. and Dishon Disposal, Inc. (the "Bid Procedures") [Dkt. No. 807], the Trustee's Notice of cancellation of Auction and Selection of Stalking Horse Bidder as .Successful Bidder for Digerati's Equity Interests in Hurley Enterprises, Inc. [Dkt. No. 913] (the "Hurley Winning Bid Notice") filed by William R. Greendyke, trustee (the "Trustee" or "Seller") under the Hurley/Dishon Grantor Trust Agreement (the "Trust '); any arguments of counsel, evidence presented, and other related filings; and the executed Stock Purchase Agreement ("SPA") evidencing a "Sale" of all equity interests in Hurley Enterprises, Inc. (the `"Hurley Equity Interests") attached hereto as Exhibit A, and having received no objections to the proposed Sale,

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THE COURT HEREBY FINDS AND DETERMINES THAT:

A. Jurisdiction and Venue1

This Court has jurisdiction to consider the Motion pursuant to 28 U.S.C. §§ 157 and 1334. This proceeding is a core proceeding pursuant to 28 U.S.C. § I 57(b)(2)(A), (N) and (0), and this Court has Constitutional authority to enter a final judgment in this proceeding. Venue is proper in this District and in this Court pursuant to 28 U.S.C. §§ 1408 and 1409. Additionally, jurisdiction over the Trust and the sale of the Hurley Equity Interests was specifically reserved under the Plan.

B. Final Order

This Order constitutes a final and appealable order within the meaning of 28 U.S.C. § 158(a). Notwithstanding Bankruptcy Rules 6004 and 6006, and to any extent necessary under Bankruptcy Rule 9014 and Rule 54(b) of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 7054, the Court expressly (i) finds that there is no just reason for delay in the implementation of this Order and (ii) directs entry of judgment as set forth herein.

C. Statutory Predicates

The statutory predicates for the relief requested herein are sections 105(a), 363, 1123, 1141 and 1142 of the Bankruptcy Code, and Bankruptcy Rules 2002, 4001(c). 6004, and 9014.

D. Notice of Sake Auction and Sale Hearing

As evidenced by the notices previously tiled with this Court, proper, timely, adequate and sufficient notice of the sale of the Hurley Equity Interests and a reasonable opportunity to object or be heard with respect thereto has been provided for and upon the parties, all in accordance with section 363 and 1123 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006, 9006 and 9014.

1 The findings and conclusions set forth herein constitute the Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. All findings of filet and conclusions of law announced by the Court at the Approval It earing (defined below) in relation to the Motion are hereby incorporated herein to the extent not inconsistent herewith. To the extent that any of the following finds of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

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The foregoing notice was good, sufficient and appropriate under the circumstances, and no other or further notice is required.

F. Good Faith of Purchaser

Sheyenne Rae Nelson Hurley and I Turley Fairview, 1.1.0 are “Purchasers”2 as a result of the exercise of their credit bid rights as allowed secured creditors. The Purchasers, their affiliates and their respective representatives have proceeded in and are purchasing the Hurley Equity Interests through their credit bid rights in good faith and have proceeded in good faith in all respects in connection with this proceeding in that: (a) the Purchasers recognized that the Debtor was free to deal with any other party interested in acquiring the Hurley Equity Interests; (b) the Purchasers complied with the provisions in the Bid Procedures to the extent applicable to the Sale; (c) the Purchasers agreed to subject their bid to competitive bidding; (d) all payments to be made by the Purchasers in connection with the Sale have been disclosed; (c) no common identity of directors or controlling stockholders exists between the Purchasers and the Debtor; (f) the negotiation and execution of the SPA was at arm's length and in good faith; (g) the Purchasers in no way induced or caused the chapter 11 filing of the Debtor; and (h) the Purchasers have not acted in a collusive manner with any person.

The Purchasers are good faith buyers within the meaning of section 363(m) of the Bankruptcy Code, and are therefore entitled to the full protection of that provision.

2 As provided for under the SPA, Purchasers are entitled to assign their right to purchase the Hurley Equity Interests. Accordingly, the term "Purchasers" includes Sheyenne Rae Nelson Hurley, Hurley Fairview, LLC and their designees or assignees.

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G. Corporate Authority

The Trustee has (i) full power and authority to execute the SPA, (ii) has all of the power and authority necessary to consummate the Sale, (iii) has taken all the power and authority necessary to authorize and approve the SPA and the Sale and (iv) no consents or approvals, other than those expressly provided for in the SPA, are required to consummate such Sale.

H. Highest or Best Offer

The Purchasers' bid for the Hurley Equity Interests, as memorialized in the SPA, constitutes the highest and/or best offer received for the Hurley Equity Interests. Purchasers were the Stalking Horse Bidder and no other stalking horse bids or qualified bids were received for the Hurley Equity Interests. Therefore, an auction of the Hurley Equity Interests was not required to be held per the Bid Procedures.

The Trustee adhered to the applicable procedures set forth in the Bid Procedures. Potential bidders had a full. fair and reasonable opportunity to submit bids. The Bid Procedures afforded a full, fair and reasonable opportunity for any qualified bidder to make a higher or otherwise better offer than Purchasers to purchase the. Hurley Equity Interests. However, no other qualified bids were received and Purchasers were selected as the successful bidder for the Hurley Equity Interests. The Trustee has determined, pursuant to his business judgment (with the advice of his counsel and in consultation with counsel for Purchasers and the Debtor and with Gilbert Herrera, Debtor's approved investment banker) that the SPA constitutes the highest and best available offer for the Hurley Equity Interests.

I. Business Justification

The Plan requires the sale of the Hurley Equity Interests, and this sale is in furtherance of the provisions of the Plan.

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J. No Fraudulent Transfer

The consideration provided by' the Purchaser pursuant to the SPA for the purchase of the Hurley Equity Interests constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and under the laws of the United States, any state, territory possession or the District of Columbia. The Purchasers are not a mere continuation, nor are they holding themselves out as a mere continuation, of the Debtor or its estate and there is no continuity between the Purchasers and the Debtor. The Sale does not amount to a consolidation, merger or de facto merger of the Purchasers and the Debtor.

The SPA was not entered into for the purpose of hindering, delaying or defrauding creditors under the Bankruptcy Code, under the laws of the United States, any state, territory, possession, the District of Columbia or any foreign country. Neither the Trustee, the Debtor, the Purchasers (nor any of their affiliates, including Vess Hurley) are entering into the transactions contemplated by the SPA fraudulently for the purpose of statutory and common law fraudulent conveyance and fraudulent transfer claims.

K. Validity of Transfer

The transfer of the Hurley Equity Interests to the Purchasers will be a legal, valid and effective transfer of the Hurley Equity interests, and will vest the Purchasers with all right, title and interest of the Debtor, by and through the Trust, to the Hurley Equity Interests, free and clear of all liens, claims, encumbrances, leases and all other interests pursuant to section 363 of the Bankruptcy Code.

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 L. Section 363(f) is Satisfied

The I Turley Equity Interests constitute property of the Debtor's estate and title thereto is currently vested in the Trust pursuant to the Plan with certain undefined interest investing in the reorganized Debtor pursuant to the Plan. The Trustee may sell the Hurley Equity Interests free and clear of all liens, encumbrances, pledges, mortgages, deeds of trust, security interests, claims, leases, charges, options, rights of first refusal, casements, servitudes, proxies, voting trusts or agreements, and transfer restrictions under any agreement in each ease, whether known or unknown, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed. recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or non-material, disputed or undisputed (collectively, the "Interests") and adverse claims, except as provided in the SPA and related documents because one or more of the standards set forth in section 363(f)(1)-(5) and 1123 of the Bankruptcy Code has been satisfied with regard to each. such Interest or adverse claim. The transfer of the Hurley Equity Interests to the Purchasers on the Closing Date will be a legal, valid and effective transfer of the Hurley Equity Interests, and will vest the Purchasers with all right, title and Interests of the Trustee and the Debtor in and to the Hurley Equity Interests free and clear of all liens, claims, leases, encumbrances and all other Interests.

Those holders of liens, claims, encumbrances or interests in, to or against the Hurley Equity Interests who did not object, or who withdrew their objections, to the Sale or the Motion are deemed to have consented thereto pursuant to section 363(f) of the Bankruptcy Code. Any such holders of liens, claims, encumbrances or interests in, to or against the Hurley Equity Interests, and those holders of liens, claims, encumbrances or interests in, to or against the 1-lurley Equity Interests who did object, if any, and whose objections have not yet been resolved by final order of the Court, are adequately protected by and through operation of the Plan confirmed in this case.

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The Purchasers would not have entered into the SPA and would not consummate the Sale, except as otherwise provided in the SPA, if it were not free and clear of all Interests of any kind or nature whatsoever, or if the Purchasers would, or in the future could, be held liable for any of the Interests.

N. Compelling Circumstances for an Immediate Sale

The Trustee has articulated compelling circumstances for approval of the SPA and the Sale. The Sale is necessary to effectuate the Plan and to preserve and maximize the going concern value of the Hurley Equity Interests. The Trustee has made a good and sufficient showing that the Sale must occur within the time constraints set forth in the SPA. Time is of the essence in consummating the Sale.

O. Legal and Factual Bases

The legal and factual bases set forth in the Plan establish just cause for the relief granted herein.

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

1. Sale. The Sale described in the Hurley Winning Bid Notice and SPA, as authorized by the Confirmation Order, Plan, and Bid Procedures, is GRANTED to the extent set forth herein.

2. Objections. All objections to the Sale that have not been withdrawn, waived or settled as announced to the Court at the Approval Hearing3 or by stipulation filed with the Court, and all reservations of rights included therein, are hereby overruled on the merits, except as may be provided in other orders of the Court.

3 The term Approval Hearing shall mean the hearing held to consider approval of the Hurley Winning Bid Notice.

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3. Approval of the SPA. The SPA and all other ancillary documents, all of the terms and conditions thereof, and the Sale are hereby approved.

4. Pursuant to sections 363 and 1123, 1141 and 1142 of the Bankruptcy Code, the Trustee is authorized and directed to take any and all actions necessary or appropriate to consummate the Sale to the Purchasers pursuant to and in accordance with the terms and conditions of the SPA and this Order, (ii) close the Sale as contemplated in the SPA and this Order, and (iii) execute and deliver, perform under, consummate, implement and close fully the transactions contemplated by the SPA, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the SPA and the Sale. The Purchasers, Trustee and the Debtor shall have no obligation to close the Sale except on the terms provided in the SPA.

5. This Order and the SPA shall be binding in all respects upon the Trustee, the Debtor and its bankruptcy estate, all creditors of the Debtor (whether known or unknown), holders of equity interests in. the Debtor, any holders of liens, claims, leases, encumbrances or any other Interests against or on all or any portion of the Hurley Equity Interests, the Purchasers, any non-Debtor affiliates of the Purchasers (including Vess Hurley), and any successor and/or assign of the foregoing, and any subsequent trustee or fiduciary appointed under the Bankruptcy Code or otherwise, and shall not be subject to rejection. This Order and the SPA shall inure to the benefit of the Trustee, the. Debtor, its estate, its creditors, and the Purchasers, including any successors and assigns of the foregoing.

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6. The automatic stays imposed by section 362 and 524 of the Bankruptcy Code, to the extent applicable, are modified solely to the extent necessary to implement. the provisions of the SPA and this Order.

7. Transfer of the Hurlev Equity Interests. Pursuant to sections 105, 363, 1123, 1141, 1142 and 1146 of the Bankruptcy code, and the terms of the Plan, the Trustee is authorized to transfer the Hurley Equity Interests to the Purchasers. Upon the Closing Date, the Purchasers shall take title to and possession, ownership, direction and control of the Hurley Equity Interests, and such transfer shall constitute an unconditional legal, valid, binding and effective transfer of the Hurley Equity Interests and shall be free and clear of all liens, claims, leases, encumbrances and all other interests of any kind, with all such liens, claims, leases, encumbrances and all other Interests to attach to the net proceeds of the Sale as set forth in the Plan, if any, with the same validity, priority, force and effect that they now have against the Hurley Equity Interests, subject to any claims and defenses that the Debtor and its estate may possess with respect thereto.

8. Except as expressly permitted or otherwise specifically provided by the SPA, the Plan (and settlement agreements described and adopted therein) or this Order, all persons) holding liens, claims, encumbrances and all other interests in or to the Hurley Equity Interests arising under or out of, in connection with, or in any way relating to the Trustee,. Debtor or the Hurley Equity Interests, prior to the transfer of the Hurley Equity Interests to the Purchasers, hereby are forever barred, estopped and permanently enjoined from asserting against the Purchasers or its successors or assigns, its property, or the Hurley Equity Interests, such person(s)' liens, claims, encumbrances and all other interests in the Hurley Equity Interests.

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9. On the Closing Date, this Order shall be construed and shall constitute for any and all purposes a full and complete general assignment, conveyance and transfer of the Hurley Equity Interests to the Purchasers. Each and every federal, state, local government agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the SPA. Because this transfer and sale are taking place pursuant to the terms of the Plan, it is exempt from state and local transfer tax, if any, pursuant to section 1146 of the Bankruptcy Code. All persons are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Debtor, by and through the Trust, to sell and transfer the Hurley Equity Interests to the Purchasers in accordance with the terms of the SPA and this Order. A certified copy of this Order may be filed with the appropriate clerk and/or recorded with the recorder to act to cancel the liens, claims, encumbrances and all other interests of record.

10. Except as otherwise provided in the SPA, the Hurley Equity Interests shall be sold, transferred and delivered to Purchasers on an "as is, where is') or "with all faults" basis.

11. If any person that has filed statements or other documents or agreements evidencing liens, claims, encumbrances and all other interests in or to the Hurley Equity Interests shall not have delivered to the Trustee prior to the closing of the Sale, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of liens and easements, and any other documents necessary for the purpose of documenting the release of all liens, claims, encumbrances and all other interests which the person has or may assert with respect to the Hurley Equity Interests, the Trustee is hereby authorized and directed, and the Purchasers are hereby authorized, to execute and file such statements, instruments, releases and other documents on behalf of such person with respect to the Hurley Equity Interests.

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12. This Order is and shall be binding upon and govern the acts of all persons, including, without limitation. all filing agents, tiling officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal and local officials, and all other persons who may be required by operation of law, the duties of their office, or contract., to accept, file, register or otherwise record or release any documents or instruments; and each of the foregoing persons is hereby directed to accept for filing any and all of the documents and instruments necessary and appropriate to consummate the transactions contemplated by the SPA.

18. Free and Clear. Except as otherwise provided for in the SPA, on the Closing Date, all then-existing or thereafter arising liabilities, claims, Interests and liens (other than those that may be created in favor of Purchasers under the SPA) of, against or created by Seller or Digerati Technologies, Inc., to the fullest extent permitted by section 363, 1124 and 1141 of the Bankruptcy Code, shall be fully released from and with respect to the Hurley Equity Interests and thereupon shall attach to the Purchase Price, as set forth in the Plan and expressly subject to the Hurley Plan Carve Out and the tax reserve, if any, set forth at section 3.3 of the Plan, with the same force, effect, validity, enforceability, and priority as such Seller Liabilities, Claims, Interests and Liens had attached to the Hurley Equity Interests as of the Closing Date.

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19. Except as set forth in the SPA, the Sale will not subject the Purchasers to any liability for any Interests whatsoever, including, without limitation, statutory claims, that any of the foregoing parties or any other third party may have against the Debtor with respect to the operation of the Debtor's business prior to the closing of the Sale or by reason of such transfer under the laws of the United States, any state, territory, or possession thereof, or the District of Columbia, based, in whole or in part, directly or indirectly, in any theory of law or equity including, without limitation, any laws affecting antitrust, successor, transferee or vicarious liability. All persons and entities asserting or holding any Interests in or with respect to the Hurley Equity Interests (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, senior or subordinated), howsoever arising, shall be forever barred, estopped, and permanently enjoined from asserting, prosecuting or otherwise pursuing such Interests against the Purchasers. Subject to the interests attaching to the proceeds of the Sale, this Order shall be effective as a determination that, as of the Closing, all Interests of any kind or nature whatsoever existing as to the Hurley Equity Interests prior to the Closing have been unconditionally released, discharged and terminated, and that the conveyances described herein have been effected.

20. Following the Closing, no holder of an Interest ii the Hurley Equity Interests shall interfere with the Purchasers' title to or use and enjoyment of the Hurley Equity Interests. Each and every federal, state, and local governmental agency, recording office or department and all other parties, persons or entities is hereby directed to accept for recordation this Order, and any and all documents or instruments necessary or appropriate to effectuate the transactions contemplated by this Order and the SPA, as conclusive evidence of the free and clear and unencumbered transfer of title to the Hurley Equity Interests conveyed to the Purchasers.

22. Surrender of Hurley Equity Interests. All entities who are presently, or who as of the Closing may be in possession of, or have the title to, some or all of the Hurley Equity Interests hereby are directed to surrender possession of and transfer title to the Hurley Equity Interests to the Purchasers, by and through the Trust, as of the Closing. On the Closing and subject to the Interests attaching to the proceeds of the Sale as provided for in this Order, each of the Debtor's creditors is authorized to execute such documents and take all other actions as ma be reasonably necessary to release its Interests in the Hurley Equity Interests, if any, as such Interests may have been recorded or may otherwise exist.

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23. No Successor Liability. The Purchasers are not a "successor" to the Debtor or its estate by reason of any theory of law or equity, and the Purchasers shall not assume, nor be deemed to assume, or in any way be responsible for any liability or obligation of any of the Debtor and/or its estate, with respect to the Hurley Equity Interests or otherwise, including, but not limited to, under any bulk sales law, doctrine or theory of successor liability, or similar theory or basis of liability except for the assumption of any liability expressly provided for in the SPA and any documents related thereto. The purchase of the Hurley Equity Interests by the Purchasers or any of their affiliates will not cause the Purchasers or any of their affiliates to be deemed a successor in any respect to the Debtor or to incur any liability derived therefrom within the meaning of any foreign, federal, state or local revenue, pension, ERISA, tax, labor, employment, environmental, or other law, rule or regulation (including, without limitation, filing requirements under any such laws, rules or regulations), or under any products liability law or doctrine with respect to the Debtor's liability under such law, rule or regulation or doctrine. Nothing in this Order is intended, nor shall it be deemed, to preclude the National Labor Relations Board or any court from finding that the Purchasers are subject to a successor collective bargaining obligation under the National Labor Relations Act resulting from that Purchasers' actions after consummation of the Sale.

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24. The Purchasers have given substantial consideration under the SPA, which consideration shall constitute valid and valuable consideration for the releases of any potential claims of successor liability of the Purchasers and which shall be deemed to have been given in favor of the Purchasers by all holders of liens, claims, leases, encumbrances, and all other Interests against the Debtor, or the Hurley Equity Interests. Upon consummation of the Sale, the Purchasers shall not be deemed to (a) be the successor to the Debtor, (b) have, de .facto car otherwise, merged with or into the Debtor, or (c) be a mere continuation or substantial continuation of the Debtor.

25. Notwithstanding the foregoing, nothing in this Order or the SPA releases, nullifies, or enjoins the enforcement of any liability to a governmental unit under police and regulatory statutes or regulations (including, but not limited to, environmental laws or regulations) and any associated liabilities for penalties, damages, cost recovery, or injunctive relief that any entity would be subject to as the owner, lessor, lessee, or operator of the property after the date of entry of this Order. Nothing contained in this Order or in the SPA shall in any way diminish the obligation of any entity to comply with environmental laws. Nothing in this paragraph should be construed to (a) create for any governmental unit or any other party any substantive right that does not already exist under applicable law or (b) deem any Purchaser as the successor to the Debtor under any state law successor liability doctrine with respect to any liabilities under environmental laws or regulations for penalties for days of violation prior to the entry of this Order.

26. Good Faith/No Collusion. The transactions contemplated by the SPA are undertaken by the Purchasers without collusion and in good faith as that term is defined in action 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Sale shall not affect the validity of the Sale, unless such authorization and consummation of the Sale is duly and properly stayed pending such appeal. The Purchasers are good faith buyers within the meaning of section 363(m) of the Bankruptcy Code and, as such, are entitled to the full protections of section 363(m) of the Bankruptcy Code. The consideration provided by the Purchasers for the Hurley Equity Interests under the SPA is fair and reasonable and the Sale may not be avoided under section 363(n) of the Bankruptcy Code.

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27. Use of Sale Proceeds. All proceeds from the consummation of the Sale shall be distributed pursuant to the Plan and the Trust.

28. Binding Order. This Order and the SPA shall be binding on and govern the acts of all persons and entities, including, without limitation, the Trustee, the Debtor, the Purchasers, their respective successors and permitted assigns, including, without limitation, any trustee appointed in a chapter 7 case, and all creditors of the Debtor (whether known or unknown), including the conduct of all such federal, state, and local government agencies or departments, including any filing agents, filing officers, title agents, recording agencies or offices, secretaries of state, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any documents or instruments, or who may be required to report or insure any title in or to the Hurley Equity Interests.

29. Nothing contained in any order of any type or kind entered in ( ) the Debtor's chapter 11 cases, or (ii) any related proceeding subsequent to entry of this Order, shall conflict with or derogate from the provisions of the SPA or the terms of this Order.

30. Order Immediately Effective. Notwithstanding Bankruptcy Rules 6004(h) and 6006(d), this Order shall be effective immediately upon entry, and the Trustee and Purchaser are authorized to close the Sale immediately upon entry of this Order, notwithstanding any otherwise applicable waiting periods.

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31. Bulk Law. No bulk sales law or any similar law of any state or other jurisdiction applies in any way to the Sale.

32. Non-Severability. The provisions of this Order are non-severable and mutually dependent. The failure specifically to include any particular provision of the SPA in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the SPA be authorized and approved in their entirety.

33. Modification. The SPA and any related agreements, documents or other instruments may be modified, amended, or supplemented by the parties thereto, in writing signed by both the Purchasers and Seller, expressly stating that such instrument is intended to amend, modify or supplement the SPA, any related agreements, documents or other instruments, and in accordance with the terms thereof, without further order of this Court. Provided, however, that in the event any modification is a material modification, the Trustee shall consult with the Purchasers and Debtor (as reorganized) before executing any such modification; and if consensus among the Trustee, on one hand, and the Purchasers and for Debtor, on the other, cannot be reached, any party may file appropriate pleadings with the Court and seek resolution of the matter on an expedited basis, as permitted by the Court.

34. Time Periods. All time periods set forth in this Order shall be calculated in accordance with Bankruptcy Rule 9006(a).

35. Governing Documents. To the extent that this Order is inconsistent with any prior order or pleading in this chapter 11 case, the terms of this Order shall govern. To the extent there are any inconsistencies between the terms of this Order and the SPA, the terms of this Order shall control.

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36. Retention of Jurisdiction. The Court shall retain jurisdiction to, among other things, interpret, implement and enforce the terms and provisions of this Order and the SPA, all amendments thereto and any waivers and consents thereunder and each of the agreements executed in connection therewith to which the Debtor and/or the Trustee are a party, and to adjudicate, if necessary, any and all disputes concerning or relating in any way to the Sale.

DATE: July 22, 2014.

SO ORDERED:

/s/ HONORABLE JEFF BOHM
HONORABLE JEFF BOHM
CHIEF UNITED STATES BANKRUPTCY JUDGE

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STOCK PURCHASE AGREEMENT

by and among

Hurley Fairview, LLC and Sheyenne Rae Nelson Hurley

(collectively, “Buyer"),

and

Hurley/Dishon Grantor Trust, the sole shareholder of the Company

("Seller"),

June 26, 2014

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement") is dated as of June 26, 2014 ("Effective Date"), by and among Hurley Fairview, LLC, a Montana limited liability company and Sheyenne Rae Nelson Hurley (collectively, ''Buyer") and the Hurley/Dishon Grantor Trust, a Texas trust (the "Seller"), which is the sole shareholder of Hurley Enterprises, Inc., a Montana corporation (the "Company"). Unless otherwise defined, capitalized terms used in this Agreement have the meanings specified in ARTICLE 7.

RECITALS:

WHEREAS, the authorized capital stock of the Company consists of 50,000 shares of common stock, with no par value ("Company Stock") of which 100 shares have been issued and. are outstanding, all of which is owned by Seller (the "Shares"); and

WHEREAS, on May 30, 2013, Digerati Technologies, Inc. initiated a bankruptcy case under Case Number 13-33264-114-11 ("Bankruptcy Case") in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "Bankruptcy Court"); and

WHEREAS, on April 4, 2014, the Bankruptcy Court entered an Agreed Order (the "Confirmation Order") Docket No, 795 confirming the Joint Plan of Reorganization filed by Plan Proponents (the "Plan") Docket No. 769; and

WHEREAS, pursuant to the Plan, Confirmation Order and Hurley/Dishon Grantor Trust Agreement executed on or about April 10, 2014 (the "Trust Agreement"), the Hurley/Dishon Grantor Trust was created to, among other things, effectuate the sale of the Shares and William R. Greendyke was appointed as trustee thereof (the "Trustee") to, among other things, oversee the sale of the Shares; and

WHEREAS, on April 17, 2014, the Bankruptcy Court entered an Order Approving Amended Bidding Procedures for the Auction of Hurley Enterprises, Inc. and Dishon Disposal, Inc. (the "Bid Procedures") Docket No. 807; and

WHEREAS, pursuant to the Plan and Confirmation Order, and subject to Bankruptcy Court approval, Seller desires to sell the Shares to Buyer for the purchase price and upon the terms and conditions described hereiu; and

WHEREAS, Buyer wishes to acquire the Shares on such terms and conditions.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises, the respective representations, warranties and covenants contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SHARES

1.1 Purchase and Sale of Shares; Stock Appreciation Rights. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer the Shares free and clear of all liens, claims and encumbrances to the maximum extent permitted by sections 363 and 1123(a)(5)(D) of the Bankruptcy Code in accordance with the Plan.

1.2 Purchase Price; Earnest Money.

(a) The purchase price for the Shares (the "Purchase Price") shall be $14,000,500.00 (in the form of a credit bid consistent with the Bankruptcy Settlement Agreement, Docket No. 673, and the Plan (the "Credit Bid Rights"), provided that as of the Closing Date, none of the representations of Vess and Sheyenne Hurley (together, the "Hurleys"), as more particularly set forth in Schedule A hereto, or of the Seller, are untrue or incorrect in any material respect, and all of the covenants or commitments of the Hurleys, as more particularly set forth in Schedule A, and of the Seller, have been fully performed or will be performed simultaneously with the Closing.

All of the Purchase Price, less the Earnest Money (as defined herein), less any interest accrued on the Earnest Money, shall be paid by Buyer (via its Credit Bid Rights) to Seller at Closing. If Buyer is the successful bidder, Buyer shall make payment of the Hurley Plan Carve Out, estimated to be $2,000,000.00, to Seller at the Closing, To the extent that the $2,000,000.00 is more than is necessary to satisfy the obligations that must be paid by the Hurley Plan Carve Out, the excess funds shall be refunded by the Trustee to the Class 2 Secured Creditors, Hurley Fairview, LLC and Sheyenne Rae Nelson Hurley pursuant to the Bid Procedures,

(b) Not later than two business days after execution of this Agreement, Buyer shall have deposited $2,000,000.00 as earnest money (the "Earnest Money"), in the Trustee's trust account. However, in lieu of the Earnest Money deposit and as provided by the Bid Procedures, Buyer may instead provide a binding letter of commitment issued by an accredited financial institution acceptable to the Trustee in the amount of the Hurley Plan Carve Out (as defined in the Plan), which is estimated to be $2,000,000.00. If Buyer is the successful bidder at the auction to purchase the Shares (the "Auction"), Buyer's Earnest Money (including all interest accrued thereon), if any, shall be applied against the Purchase Price due at the Closing,

(c) If Buyer is not the successful bidder at the Auction (other than as a result of Buyer's Breach of its obligation hereunder or to close in accordance with this Agreement), the Earnest Money, if any, together with the Break-Up Fee (as defined in the Bid Procedures) of 2.5% of the Purchase Price (i.e., $350,012.50), subject to any Bankruptcy Court approval as may be necessary under the Bid Procedures, shall be returned or paid to Buyer, whereupon Seller shall thereafter have no further contingent rights, title or interests in or to any portion of any such amounts.

(d) If Seller has not, by 5:00 p.m, CDT on June 26, 2014, duly approved (i) this Agreement as the form of definitive agreement to be used by all bidders at the Auction, and (ii) Buyer as the Stalking Horse Bidder (as defined in the Bid Procedures), then this Agreement shall be deemed to have been automatically thereupon rescinded by Buyer and thereby rendered null, void and of no further force and effect, whereupon the Earnest Money (including all interest accrued thereon), if any, shall be refunded to Buyer.

1.3 The Closing. The closing of the purchase and Sale of the Shares (the "Closing") will take place at the law offices of Fulbright & Jaworski LLP in Houston, Texas, commencing at 10:00 am., prevailing Central time, on or before either (as applicable, the "Closing Date"): (A) July 30, 2014, if (i) such date has been approved by the Bankruptcy Court, (ii) the Bankruptcy Court has approved the Transactions, and (iii) all conditions to the obligations of the Parties to consummate the purchase and sale of the Shares have been satisfied or waived by the Parties (other than conditions with respect to actions the respective Parties will take at the Closing itself); or (B) if July 30, 2014, has not been approved by the Bankruptcy Court, then Closing shall occur on the fifth (5th) business day following (i) Bankruptcy Court approval of the Sale and (ii) the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the purchase and sale of the Shares (other than conditions with respect to actions the respective Parties will take at the Closing itself); or (C) such other date as Buyer and the Seller may mutually determine.

1.4 Deliveries at the Closing. At the Closing:

(a) Seller will deliver to Buyer:

(i) Stock certificates and/or stock powers evidencing the Shares and share ownership, free and clear of Encumbrances to the maximum extent permitted by sections 363 and 1123(a)(5)(D) of the Bankruptcy Code in accordance with the Plan, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed; and

(ii) Such other customary closing certificates as Buyer shall reasonably request.

(b) Buyer will deliver to Seller:

(i) Payment of the Hurley Plan Carve Out, estimated to be $2,000,000.00, by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer; and

(ii) Seller shall have received a certificate of a duly authorized member or officer of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the members of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

CONCERNING THE TRANSACTION

2.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 2.1 are correct and complete as of the date of this Agreement with respect to Seller and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.1).

(a) Status of Seller. Pursuant to the terms of the Plan, Confirmation Order and Trust Agreement, Seller is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation, or organization.

(b) Power and Authority; Enforceability. Pursuant to the terms of the Plan, Confirmation Order and Trust Agreement, Seller is an entity that has the relevant entity power and authority to execute and deliver each Transaction Document to which Seller is a party, subject to Bankruptcy Court approval, and to perform and consummate the Transactions. Seller has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of Seller's obligations thereunder, and the consummation of the Transactions. Each Transaction Document has been duly authorized, executed, and delivered by, and is Enforceable against Seller upon Bankruptcy Court approval of the Sale.

(c) No Violation. Pursuant to the terms of the Plan, Confirmation Order and Trust Agreement, the execution and the delivery of the Transaction Documents by Seller and the performance and consummation of the Transactions by Seller will not, to the best of Seller's Knowledge, (i) Breach any Law or Order to which such Seller is subject or, any provision of its Organizational Documents, (ii) Breach any Contract, Order, or Permit to which such Seller is a party or by which such Seller is bound or to which such Seller's assets are subject, or (iii) require any Consent other than approval by the Bankruptcy Court.

(d) Brokers' Fees. Upon closing, Seller is required to pay compensation, subject to Bankruptcy Court approval, to Gilbert Herrera and Herrera Partners as financial advisors with respect to the Transactions. The Company does not have any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions,

(e) Sale Free and Clear. Pursuant to the Plan and Confirmation Order, and subject to Bankruptcy Court approval, Seller is entitled to sell the Shares free and clear of all liens, claims and Encumhrances to the maximum extent permitted by sections 363 and 1123(a)(5)(D) of the Bankruptcy Code in accordance with the Plan. Accordingly, upon consummation of the Closing, the Buyer shall have acquired and will own good and marketable title to the Shares, which Shares shall represent all the issued and outstanding Equity interests in the Company, free and clear of all liens, claims and other Encumbrances, and there shall then exist no outstanding options to acquire any Equity Interests in the Company, or any outstanding securities convertible into or exercisable for Equity Interests in the Company.

2.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 2.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.2).

(a) Entity Status. Buyer Hurley Fairview, LLC is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formulation, or organization. There is no pending or, to the Knowledge of Buyer, Threatened, Action (or Basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of Buyer. Buyer Sheyenne Rae Nelson Hurley is an individual residing in the State of Montana.

(b) Power and Authority; Enforceability. Buyer has the relevant entity power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions. Buyer has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of Buyer's obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which Buyer is party has been duly authorized, executed, and delivered by, and is Enforceable against, Buyer.

(c) No Violation. The execution and delivery of the Transaction Documents to which Buyer is party and the performance and consummation of the Transactions by Buyer will not (a) Breach any Law or Order to which Buyer is subject or any provision of its Organizational Documents, (b) Breach any Contract, Order, or Permit to which Buyer is a party or by which it is bound or to which any of its assets is subject, or (c) require any Consent.

(d) Brokers' Fees. Except for any commission payable solely by Buyer to any broker hired by Buyer, the Buyer does not have any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions.

(e) Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the (a) Hurley Plan Carve Out and (b) estimated Administrative Tax Claim, as defined in the Plan, to be paid into the Disputed Claim Reserve Account set forth at section 3.3 of the Plan; and has sufficient Credit Bid Rights to constitute the Purchase Price and consummate the transactions contemplated by this Agreement.

(f) Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer's Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(g) Independent investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, Buyer has relied solely upon its own investigation; and (h) it did not rely upon any written or oral statements, representations, promises, warranties or guaranties whatsoever, whether express, implied, by operation of law or otherwise, regarding the Company, or the completeness of any information provided in connection therewith.

ARTICLE 3

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the Effective Date and the Closing;

3.1 General. Each Party will use its best efforts to take all actions and to do all things necessary to consummate, make effective, and comply with all of the terms of this Agreement and the Transactions (including satisfaction, but not waiver, of the Closing conditions set forth in ARTICLE 5).

3.2 Notices and Consents. Seller will give any notices to third parties, and will use its reasonable efforts to obtain any third party Consents, that Buyer reasonably may request. Each Party will give any notices to, make any filings with, and use its reasonable efforts to obtain any Consents of the Bankruptcy Court, other Governmental Authorities, if any, required or reasonably deemed advisable pursuant to any applicable Law in connection with the Transactions, including in connection with the matters referred to in Sections 2.1(c) and 2.2, and will use such Party's reasonable efforts to agree jointly on a method to overcome any objections by any Governmental Authority to the Transactions.

3.3 Full Access. Prior to Closing, Seller and the Company shall each use its reasonable efforts to afford to Buyer and its representatives reasonable access to and the right to inspect, review, and make copies, as appropriate, of Company's assets, properties, books, contracts, commitments, and records, view its physical properties, and communicate with its key employees, customers, and suppliers on a basis reasonably satisfactory to Buyer, but in no event in a manner that will unreasonably interfere with any material operations of the Company. Seller shall furnish or use its reasonable efforts to cause its representatives to furnish promptly to Buyer such additional financial and operating data and other documents and information related to the business and properties of Company as Buyer or its representatives may from time to time reasonably request, but in no event in a manner that will unreasonably interfere with any material operations of the Company. In addition, prior to Buyer contacting any customer, employee or supplier to the Company, Buyer will obtain the express written consent of Seller and the Company (which consent shall not be unreasonably withheld, conditioned or delayed). However, the immediate preceding provision shall not apply to Vess Hurley, Sheyenne Rae Nelson Hurley or any representatives of the Company that they may direct and/or supervise regarding business operations of the Company.

3.4 Notice of Developments. Seller will give prompt written notice to Buyer of any development occurring after the date of this Agreement that reasonably could be expected to cause any of the representations and warranties in Section 2.1 to be inaccurate as of the date of this Agreement or the Closing Date. Buyer will give prompt written notice to Sellers of any development occurring after the date of this Agreement that reasonably could be expected to cause any of the representations and warranties in Section 2.2 to be inaccurate as of the date of this Agreement or the Closing Date. No disclosure by any Party pursuant to this Section 3.4 shall be deemed to prevent or cure any misrepresentation or Breach of warranty or covenant.

ARTICLE 4

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

4.1 General. In case at any time after the Closing and prior to the termination or dissolution of the Seller any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including, the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the requesting Party's sole cost and expense. Seller acknowledges and agrees that after the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Company. Buyer shall, however, provide all reasonably necessary financial information and supporting documentation to, or reasonable access to such information and documentation by, Digerati Technologies, Inc., as reorganized debtor and prior owner of the Company Stock, such that it may complete its fiscal year audit and reviews for the period beginning August 1, 2013, through the Closing Date.

4.2 Dispute Support. So long as any Party actively is contesting or defending against any Action in connection with (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each other Party will cooperate with such Party and such Party's counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party.

4.3 Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. Seller will refer all customer inquiries relating to the businesses of the Company to Buyer from and after the Closing.

4.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest), if any, incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

ARTICLE 5

CLOSING CONDITIONS

5.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) The Bankruptcy Court shall have entered an Order approving the Sale of the Shares to the Buyer.

(c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

5.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Section 2.1 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have received a certificate, dated the Closing Date and signed by the Trustee, that each of the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied.

(d) Buyer shall have received a certificate from the Trustee authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated hereby.

(e) Between the Effective Date and the Closing Date, no Material Adverse Change to the Company has occurred.

5.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Section 2.2 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on Buyer's ability to consummate the Transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.

(d) Seller shall have received a certificate of a duly authorized officer or member of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the members of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(e) Buyer shall have delivered to Seller cash in the amount of $2,000,000.00, which is the estimated amount necessary to fund the Hurley Plan Carve Out, by wire transfer in immediately available funds, to an account or accounts designated by Seller.

ARTICLE 6

TERMINATION

6.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written Consent at any time prior to the Closing.

(b) Buyer or Seller may terminate this Agreement upon delivery of a written notice if the Closing has not occurred prior to the Expiration Date;

(c) Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if either: (i) Seller has Breached any covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word "material" or words of similar import, in which case such termination rights will arise upon any Breach); or (ii) any of Seller's conditions precedent contemplated hereunder to Buyer's obligation to proceed to Closing has not been materially satisfied (or waived by Buyer in writing); and

(d) Seller may terminate this Agreement by giving notice to Buyer at any time prior to the Closing if either (i) Buyer has Breached any covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word "material" or words of similar import, in which case such termination rights will arise upon any Breach); or (ii) any condition precedent contemplated hereunder to Seller's obligation to proceed to Closing has not been duly satisfied in Seller's sole but reasonable discretion (or waived by Seller in writing, in Seller's sole discretion).

6.2 Effect of Termination.

(a) If this Agreement is terminated under Section 6.1(a), then all further obligations of the Parties under this Agreement will terminate after the Earnest Money, if any, has been returned to Buyer.

(b) If this Agreement is terminated under Section 6.1(b), and Buyer caused such failure to close by failing to timely satisfy any of its obligations hereunder, then Seller's sole remedy shall be retention of the Earnest Money (together with any interest accrued thereon), if any; if Buyer did not so cause such failure to close, then the Earnest Money, if any, shall be returned to Buyer.

(c) If Buyer terminates this Agreement pursuant to Section 6.1(c), then Buyer's sole remedy shall be the return of the Earnest Money, if any.

(d) If Seller terminates this Agreement pursuant to Section 6.1(d), then Seller's sole remedy shall be retention of the Earnest Money, if any (together with any interest accrued thereon).

ARTICLE 7

DEFINITIONS

"Action" means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

"Affiliate" with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting Equity Interests, by contract, or otherwise.

"Agreement" is defined in the preamble to this Agreement.

"Bankruptcy Case" means the bankruptcy case of Digerati Technologies, Inc., initiated on May 30, 2013 under Case No. 13-33264-H4-11, pending in the United States Bankruptcy Court for the Southern District of Texas, Houston Division,

"Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of Texas, Houston Division in which the Bankruptcy Case is pending.

"Basis" means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has Knowledge that forms or could form the basis for any specified consequence.

"Breach" means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination, cancellation, modification, or required notification.

"Buyer" is defined in the preamble to this Agreement.

"Closing" is defined in Section 1.3.

"Closing Date" is defined in Section 1.3.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" is defined in the preamble to this Agreement.

"Company Stock" is defined in the recitals to this Agreement.

"Consent" means any consent, approval, notification, waiver, or other similar action that is necessary or convenient.

"Contract" means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

"Encumbrance" means any Order, Security Interest, Contract, easement, covenant, community property interest, equitable interest, lien, claim, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Enforceable" means, in the context of a Contract, if the Contract is the legal, valid, and binding obligation of the applicable Person, enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

 "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (e) any other direct or indirect equity ownership or participation in a Person (including any securities convertible into or exchangeable for their equity ownership).

"Expiration Date" means August 31, 2014.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Governmental Authority" means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"Knowledge" means, in the case of an individual, having an actual awareness of such fact or other matter. A Person other than an individual will be deemed to have "Knowledge" of a particular fact or other matter if (i) any individual who is serving, or who, has at any, time served, as a director, officer, partner, member, executor, or trustee of such Person (or in any similar capacity), or (ii) any employee who is charged with or who has at any time been charged with, responsibility for a particular area of the Company's operations (e.g. an employee in the environmental section with respect to knowledge of environmental matters), has, or at any time had, Knowledge of such fact or other matter.

"Law" means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code (including the United States Bankruptcy Code and the Code), rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and in effect.

"Liability" means any liability, duty, or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

"Material Adverse Change (or Effect)" means a change or effect in the condition (financial or otherwise), properties, assets, Liabilities, rights, obligations, operations, business, or prospects which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, Liabilities, rights, obligations, operations, or business (including, without limitation, any change or effect caused by, arising from, or relating to acts of terrorism or war (whether or not declared), or by (whether before or after the Effective Date, but prior to Closing), which materially impairs the ability of the Person in question to conduct its operations except on a temporary basis, or materially impairs its business, operations, value, financial condition or prospects.

"Order" means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice of the relevant Person and its Subsidiaries in the industry in which the relevant Person and its subsidiaries does business.

"Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, shareholders agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

"Parties" means the Buyer and the Seller,

"Permit" means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Authority.

"Person" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, or Governmental Authority.

"Purchase Price" is defined in Section 1.2.

"Sale" means the sale by Seller of the Shares of Company Stock in the Company, which constitutes all of the outstanding Company Stock in the Company.

"Security Interest" means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right, except for (i) liens for taxes, assessments, Governmental Authority charges, or claims which are being contested in good faith by appropriate Actions promptly instituted and diligently conducted and only to the extent that a reserve or other appropriate provision, if any, has been made in conformity with GAAP therefor, (ii) statutory lions of landlords and warehousemen's, carriers, mechanics', suppliers', materialmen's repairmen's, or other like liens (including contractual landlords' liens) arising in the Ordinary Course of Business and with respect to amounts not yet delinquent of being contested in good faith by appropriate proceedings, only to the extent that a reserve or other appropriate provision, if any, has been made in conformity with GAAP therefor, and (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance, and other similar types of social security.

"Seller" is defined in the preamble to this Agreement.

"Shares" is defined in the recitals to this Agreement.

"Tax" means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (ii) any Liability for the payment of any amounts of the type described in (1) as a result of being a member of a consolidated, combined, unitary, or aggregate group for any Tax period, including pursuant to Treas. Reg. Section 1.1502-6 or any analogous or similar applicable state, local or foreign Tax Law, and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

"Termination Date" means the earlier to occur of (i) the Expiration Date and (ii) the date on which this Agreement is terminated pursuant to Section 6.1 (other than Section 6.1(b)).

"Threatened” means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that an Action or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

"Transactions." means all of the transactions contemplated by this Agreement, including (a) the Sale of the Shares by Seller to Buyer and Buyer's delivery of $2,000,000.00, which is the estimated amount necessary to fund the Hurley Plan Carve Out, and the Purchase Price (via the Credit Bid Rights) therefor, (b) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith, and (c) the performance by Buyer and Seller of their respective covenants and obligations (pre-and post-Closing) under this Agreement.

"Transaction Documents" means this Agreement and any document necessary to effectuate the Transactions.

ARTICLE 8

MISCELLANEOUS

8.1 Entire Agreement. This Agreement, together with any exhibits and schedules hereto (if any), and the certificates, documents, instruments, and writings that are delivered pursuant hereto and any other Transaction Documents, collectively constitute the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions.

8.2 Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are Enforceable by, the Parties-and their respective successors and/or assigns. If a Seller is an entity and if the principal business, operations, or a majority or substantial portion of the assets of such Seller are assigned, conveyed, allocated, or otherwise transferred, including by sale, merger, consolidation, amalgamation, conversion, or similar transactions, such receiving Person or Persons shall automatically become bound by and subject to the provisions of this Agreement, and in addition such Seller shall cause the receiving Person or Persons to expressly assume its obligations hereunder.

8.3 Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (a) assign any or all of its rights and Interests hereunder to (i) one or more of its Affiliates, (ii) a third party assignee/designee, (iii) a new entity created by Buyer, (iv) any purchaser of all the Equity Interests of Buyer or all or substantially all of the assets of Buyer, or (v) the surviving entity of any merger or other business combination to which Buyer is, directly or indirectly, a party, and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

8.4 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be addressed to the intended recipient as set forth below and shall be deemed duly given when received or if it is sent by registered or certified mail, return receipt requested, postage prepaid, then on the earlier of when received or two business days after it is sent:

if to Buyer:

Hurley Fairview, LLC
Attn: Vess Hurley
PO BOX 200
Fairview, MT 59221
Tel:	406 4890039
Fax:

Sheyenne Rae Nelson Hurley
PO BOX 200
Fairview, MT 59221
Tel:	406 4892947
Fax:

Copy to (which shall not constitute notice):
Cokinos, Bosien and Young
1221 Lamar Street 16th Floor
Houston, Texas 77010
Attn:	Craig Power
Tel:	(713) 535-5528
Fax:	(713) 535-5533

If to Seller:

Fulbright & Jaworski, L.L.P.
1301 McKinney, Suite 5100
Houston, TX 77010
Attn:	William Greendyke
John Cornwell
Mark Worden
Tel:	(713) 977-8686
Fax:	(713) 977-5395

Copy to (which shall not constitute notice):

Hoover Slovaeek, LLP
5847 San Felipe, Suite 2200
Houston, Texas 77057
Attn:	Ed Rothberg
Tel:	(713) 977-8686
Fax:	(713) 977-5395

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.5 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at Law or in equity.

8.6 Time. Time is of the essence in the performance of this Agreement.

8.7 Counterparts; Electronic Signatures and Electronic Exchange of Documents.

(a) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(b) The delivery of a copy of any document (including a Transaction Document) bearing the handwritten signature of a Party, by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in the form of a computer file in portable document format, or by any other electronic means that preserves the original graphic and pictorial appearance of the document, will have the same effect as would physical delivery of the paper document bearing such Party's original signature. In addition, the delivery by electronic means as described in the foregoing sentence or by any other means of a copy of a signature page of any document (including a Transaction Document) which signature page bears the handwritten signature of a Party, when accompanied by written instructions or confirmation (delivered by such electronic or other means) that such delivery of the copy of the signature page is intended to evidence such Party's execution of and intent to be legally bound by such document, will have the same effect as would physical delivery of the paper document bearing such Party's original signature, and that such Transaction Documents and other documents delivered in accordance with this Section 8.7(b) be legally binding and Enforceable to the same extent as if delivered physically on paper.

(e) The foregoing provisions of this Section 8.7 shall not be interpreted in any way to permit the execution of any document by an "electronic signature" (such as an electronic or digital sound, symbol, process, password, electronic identification number, security code and the like) or by any other form of signature other than a handwritten signature delivered physically on paper or by electronic means as described and in accordance with this Section 8.7.

8.8 Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.9 Governing Law. This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of Law principles.

8.10 Amendments and Waivers. No amendment, modification, replacement, termination, or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or Breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

8.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the Enforceability of the remaining terms and provisions hereof or the Enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.12 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions including all fees and expenses of agents, representatives, financial advisors, legal counsel, and accountants.

8.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means "including without limitation." The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached shall not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant.

8.14 Incorporation of Exhibits, Annexes, Schedules and other Transaction Documents. The exhibits, annexes, and schedules identified in this Agreement, if any, and any other Transaction Documents are incorporated herein by reference and made a part hereof.

8.15 Dispute Resolution. If any dispute arises out of or otherwise respecting this Agreement or the Transactions that the Parties cannot mutually resolve within a reasonable amount of time, then such dispute shall be submitted to the Bankruptcy Court for resolution.

[SIGNATURE COUNTERPARTS FOLLOW ON NEXT PAGES.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Seller:
Hurley/Dishon Grantor Trust

By:	/s/ William R. Greendyke
Name:	William R. Greendyke, as trustee
Title:	Trustee

Buyer:

HURLEY FAIRVEW, LLC, a Montana limited liability company

By:	/s/ Vess Hurley
Name:	Vess Hurley
Title:	President and Manager

SHEYENNE RAE NELSON HURLEY, an individual

By:
Name:	Sheyenne Rae Nelson Hurley

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Seller:
Hurley/Dishon Grantor Trust

By:
Name:	William R. Greendyke, as trustee
Title:	Trustee

Buyer:

HURLEY FAIRVEW, LLC, a Montana limited liability company

By:
Name:	Vess Hurley
Title:	President and Manager

SHEYENNE RAE NELSON HURLEY, an individual

By:	/s/ Sheyenne Rae Nelson Hurley
Name:	Sheyenne Rae Nelson Hurley

SCHEDULE A

REPRESENTATIONS AND AGREEMENTS BY VESS HURLEY AND SHEYENNE RAE NELSON HURLEY

Voss Hurley, individually, and Sheyenne Rae Nelson Hurley, individually (the "Hurleys") make the following representations and are amenable to entering into the following agreements, in connection with the sale of Hurley Enterprises, Inc.:

1. The Hurleys, individually or through a separate company, own the real property where the facilities of Hurley Enterprises, Inc. is located, as well as various housing used by Hurley Enterprises, Inc. employees, which they presently lease to Hurley Enterprises, Inc. The Hurleys agree to enter into a lease or leases for such land/housing for an amount of compensation in addition to the Purchase Price and upon mutually agreeable terms with the Hurleys and Buyer, simultaneous with the Closing on the Closing Date;

2. To the extent that the Hurleys, individually, own or maintain in their individual names permits, licenses, certificates, approvals, consents, notices, waivers, franchises, registrations, filings, accreditations, or other similar authorizations required by any law or governmental authority essential to the operation of Hurley Enterprises, Inc., they agree to transfer or convey, to the extent they may legally do so, or cooperate in the transfer or conveyance of such items to the Buyer upon the Closing. To the extent such items are maintained in the names of others, then the Hurleys, individually, agree to provide reasonable cooperation and assistance in the transfer and conveyance of such items to the Buyer. This transfer does not include the transfer of any phone numbers listed in the Hurleys' names;

3. Vess Hurley agrees to enter into an employment agreement with the Buyer for a term not to exceed one (1) year for compensation in addition to the Purchase Price and upon mutually agreeable terms, in order to facilitate the transition of day-to-day management of the company to management selected by the Buyer, conditioned however upon the Company and/or Buyer providing health insurance benefits to the Hurleys and their dependents for a period of not less than five (5) years;

4. The Hurleys agree to enter into one (1) year Non-Competition, Non-Solicitation, No-Hire, Confidentiality and Non-Disparagement agreements for compensation in addition to the Purchase Price and upon mutually agreeable terms, with Buyer;

5. The Hurlcys shall use reasonable efforts to and agree to assist Buyer in its efforts to retain current Hurley Enterprises, Inc. employees;

6. As of June 25, 2014, neither the Hurleys, individually nor in their capacity as officers of Hurley Enterprises, Inc, have received any written claim or allegation by a material customer of Hurley Enterprises, Inc. that the Company is in breach of any of the material contract, commitment or understanding, and/or any notice from a material customer indicating an intention to terminate or materially reduce its business with the Company.